 Exhibit 10.1, M. Carbeau Separation Agreement

Exhibit 10.1

May 30, 2007

PERSONAL AND CONFIDENTIAL

Mark Carbeau
8023 Vantage Drive
San Antonio, TX 78230

                         RE:     Employment Separation and Release Agreement

Dear Mark:

          As discussed, I am confirming that your employment with Kinetic Concepts, Inc. (“KCI”) will end on a date to be mutually agreed, but in no event later than June 30, 2007 unless otherwise mutually agreed.  To assist you, we are offering you a separation package that provides you additional benefits, if you otherwise accept the terms and conditions set forth in this agreement.  You have forty-five (45) days to consider the terms and whether you will sign this agreement and seven (7) days to revoke the agreement after you sign it.

          KCI will pay you a lump sum payment, subject to applicable withholding requirements, of Seven Hundred Thirty Thousand Dollars ($730,000).  This lump sum payment will be paid to you within two weeks of your termination date and will be paid in exchange for the promises, releases and consideration provided by you in this agreement.  You will also be entitled to any accrued but unpaid salary through your termination date, in accordance with normal KCI payroll practices.  You will also be paid for any accrued but unused vacation as of your termination date within two weeks of your termination date. You will also be entitled to reimbursement by KCI for legal fees incurred in connection with this agreement, up to an amount not to exceed five thousand dollars ($5,000).  You waive any right to further employment or reinstatement with KCI and any and all rights you may have as to compensation, bonuses, stock, stock options or other benefits provided by KCI, except as specifically set forth in this agreement or as required by the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).  COBRA election materials will be provided to you upon your termination.

          You will be also provided up to $20,000 in outplacement assistance (this assistance would be paid directly by the Company to an outplacement provider on your behalf).

          Upon your termination, you will have 30 days to exercise any vested stock options pursuant to the terms of the KCI 2004 Equity Plan, including the 30,000 stock options granted to you on November 6, 2006 which will accelerate and become fully vested on your termination date as a result of your termination other than for cause.

          You will also be provided with a target bonus opportunity of One Hundred Thousand Dollars ($100,000) based on your achievement of the objectives set forth on Appendix A hereto.  Assessment of your performance against these objectives and payment of all, part or none of this bonus opportunity will be at the sole discretion of the President and Chief Executive Officer of KCI; provided that, if it is determined that the objectives set forth on Appendix A hereto are substantially achieved, then you shall be entitled to the full target bonus opportunity of One Hundred Thousand Dollars ($100,000); and provided further that, the President and Chief Executive Officer of KCI shall make a good faith, reasonable assessment of your performance against the objectives set forth on Appendix A hereto.

          These payments will be paid in full satisfaction of any and all claims you may have against KCI, its parent's, affiliates, subsidiaries, directors, officers, employees, trustees, agents, stockholders, representatives and/or attorneys (the “Releasees”).  With full understanding of the contents and legal effects of this agreement, you individually and on behalf of your spouse, heirs, executors, dependents and successors, and each of them (“Releasors”), hereby knowingly and voluntarily waive and release any claim against the Releasees relating to salary, commissions, wages, benefits, stock, stock options, severance pay, bonuses, sick leave, workers’ compensation benefits, holiday pay, vacation pay, personal injury, insurance, demands, rights, liens, agreements, contracts, covenants, causes of action, attorneys’ fees, damages or any other alleged liability arising out of or in any way connected with any claim or controversy arising out of or relating to this agreement, your employment relationship with KCI, your separation or resignation from employment, and any other transaction, occurrence, act or omission prior to the date of this agreement between you and the Releasees.

          This release also includes any cause of action you may have based upon public policy, claims involving discrimination or harassment of any form (including, without limitation, sex, race, national origin, age, religion or disability), or retaliation.  This release further covers any claim you may have under the Equal Pay Act, the Fair Labor Standards Act, the Family and Medical Leave Act, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Texas Commission on Human Rights Act, the Americans with Disabilities Act, Texas Workers’ Compensation Act or any other similar federal, state or local law or regulation and any claim for salary, wages, commissions severance pay, bonus, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefits.

          You knowingly and voluntarily waive any possible rights or claims you may have against KCI under the Age Discrimination in Employment Act and similar state or local statute, and you understand and agree that:

          (A)     this waiver is written in a manner that you understand;

          (B)     you are not waiving any claims against KCI that may arise after this agreement is executed;

          (C)     this Payment is in addition to any other consideration or benefits owed to you by
                    KCI;

          (D)     you have the right and have had the opportunity to consult with an attorney of your choice regarding the terms of this agreement;

          (E)     you have forty-five (45) days to consider the terms of this agreement and whether you will execute it; and

          (F)     this agreement will only become effective or enforceable if you execute it timely and do not revoke it during the seven (7) day revocation period.

          The release of the Releasees is intended to be construed as broadly as possible and as all encompassing as permitted by law and it is the intent of the parties that this release shall fully and finally resolve any claims you have against the Releasees.  To the extent that any claims are found not to be within the terms of the release, you agree that those claims are assigned to KCI by this agreement.

          You acknowledge that on or before your separation from KCI you will return all property in your possession, custody or control which belongs to KCI, including without limitation, keys, credit cards, computers, phone cards and any of KCI’s documents, whether kept in paper or electronic format.  Neither you nor anyone acting on your behalf have maintained copies of any of these documents.

          Further, in consideration for the payments made by KCI pursuant to this agreement, and because of your close contact with many confidential affairs of KCI, including all matters related to KCI’s business, such as information concerning customers, plans to acquire prospective customers, business plans, costs, profits, markets, operations, sales, trade secrets, and plans for future developments and any other proprietary information which is not publicly available or readily ascertainable by independent investigation, which information was imparted to you because of and during your employment by KCI (hereinafter collectively referred to as “Confidential Matters”), you agree at all times to keep secret and confidential all Confidential matters of KCI.  Additionally, you agree not to disclose any Confidential Matters to anyone outside of KCI or otherwise use those Confidential Matters or your knowledge of the Confidential Matters for your own benefit or for the benefit of any other person other than KCI.

          In further consideration for the Payments made to you by KCI, for a period of one (1) year after you execute this agreement you will not, without the consent of the President and Chief Executive Officer of KCI, directly or indirectly contact for the purpose of soliciting employment, solicit, employ or otherwise engage any of the employees of KCI or any of its respective subsidiaries or affiliates to leave his or her employment to work for any business, individual, company, firm, corporation, or other entity then in competition with the business of KCI or any subsidiary or affiliate of KCI (for this purpose the term “employee” shall include any persons having such status with regard to KCI or any of its respective subsidiaries and affiliates at any time during the six (6) months preceding any solicitation in question).  You acknowledge and agree that your engaging in the solicitation of employees prohibited under this paragraph will disrupt, damage or impair KCI’s business or the business of its present or future subsidiaries or affiliates, as the case may be, and will necessarily involve the use of Confidential Matters which you are prohibited from disclosing.

          Except as required by applicable law, the terms and conditions of this agreement shall remain confidential and you shall not respond to or participate in any public discussion or other publicity concerning or relating to confidential matters associated with your employment, resignation or separation from KCI.  You agree and covenant not to make any derogatory or negative comments about KCI, its management, operations or financial condition and agree to cooperate with KCI to the extent reasonably necessary regarding the transition of matters worked on by you during your employment with KCI.

          You should direct any contact for references to Human Resources. If contacted, Human Resources will provide the dates of your employment and job title, with salary being verified if provided by the contacting entity.

          This agreement is being executed voluntarily and without duress or coercion.  Acceptance of any Settlement Payment by you constitutes ratification of the terms and conditions of this agreement.  This agreement is being entered into to provide you assistance and settle potentially disputed claims, and it is not an admission of any liability by KCI or any of the other Releasees for any wrongdoing, nor shall it be construed as such.

          Any claim or controversy arising out of or relating to this agreement, your employment with, resignation or separation from KCI, or arising out of any other transaction or occurrence with the Releasees, shall be submitted to final and binding arbitration in Bexar County Texas according to the procedures set out in KCI's Arbitration Policy.

          With an adequate opportunity to consult with legal counsel, you have knowingly and voluntarily waived any right to trial by jury of any dispute with any of the Releasees, including without limitation, any dispute pertaining to or relating to this agreement, and your employment separation from KCI, notwithstanding contrary provisions of any federal, state or local law, regulation or ordinance.  Notwithstanding the foregoing provisions, if you breach any of the non-disclosure provisions of this agreement, KCI shall have the right to seek immediate injunctive relief in the form of a temporary restraining order or preliminary injunction, enjoining you from such further breach of those provisions of this agreement, pending a final ruling by the arbitrator.  This agreement is governed by the laws of the state of Texas, without regard to conflict of laws rules.

          Please indicate your agreement to the foregoing terms by signing and dating the agreement in the space provided below.  If you decide to revoke the agreement, it must be in writing and be received by me at the above-address before the close of business on the seventh day after execution of this agreement.

We wish you the best of luck in your future endeavors.

Kinetic Concepts, Inc.

  /s/  Jim Cravens
Jim Cravens, Senior Vice President

Human Resources

                                                                       ACCEPTED AND AGREED TO:

                                                                          /s/  Mark Carbeau
                                                                       Mark Carbeau
                                                                      Date:      June 12, 2007

Appendix A

Target Bonus Opportunity:  $100,000

Objective 1

Deliver current budgeted monthly US VAC revenue plus the budgeted Medicare adjustments (approximately $1.5 million per month) for the months of April, May and June, 2007.

Objective 2

Deliver  “reduced service date changes” project  identified by Bain.  Specifically, roll out program to 1000 hospitals  in April and May (with the remainder in June) that provides that customers will be billed for the time a VAC is assigned to a patient (with the exception of a one-day leeway period).

If your employment terminates prior to June 30, 2007 per mutual agreement, the full target opportunity may be paid out at the CEO’s discretion.